Exhibit 10.2

    Since inception, I have loaned Anvil Forest Products $14,158 for operations on a no-interest basis. These funds were used by the Company for incorporation, administrative and legal fees and office expenses relating to the Registration Statement filed with the Securities and Exchange Commission. The loans are due on demand.

WALTER BRENNER	October 25, 2007
Walter Brenner	Date